SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.  Name:  Ameritas Variable Separate Account VL

B.  Address of Principal Business Office  (No. & Street, City, State, Zip Code):

              5900 "O" STREET
              LINCOLN
              NE
              68510-2234

C.  Telephone Number (including area code):

              1-800-745-1112

D.  Name and address of agent for service of process:

              Donald R. Stading, Secretary and General Counsel
              AMERITAS VARIABLE LIFE INSURANCE COMPANY
              5900 "O" Street
              Lincoln, Nebraska 68510

E.  Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8(A):

               Yes    [X]           No      [   ]

        Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Lincoln, State of Nebraska this 1st day of July, 2002.

                       Ameritas Variable separate Account VL


                                     /s/ William J. Atherton
                                     -----------------------
                                         William J. Atherton
                                         President and Chief Operating Officer

                             Attest: /s/ Donald R. Stading
                                     -----------------------
                                         Donald R. Stading
                                         Secretary and General Counsel